MutualFirst Announces Increased Fourth Quarter and Year End 2013 Earnings

MUNCIE, Ind., Feb. 7, 2014 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income to common shareholders for the fourth quarter ended December 31, 2013 of $2.3 million, or $.32 for basic earnings per common share and $.31 for diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2012 of $1.6 million, or $.23 for basic and diluted earnings per common share. Annualized return on assets was .75% and return on average tangible common equity was 8.48% for the fourth quarter of 2013 compared to .56% and 6.10% respectively, for the same period of last year.

Net income available to common shareholders for the year ended 2013 was $7.9 million, or $1.12 for basic earnings per common share and $1.10 for diluted earnings per common share compared to net income available to common shareholders of $5.8 million, or $.83 for basic earnings per common share and $.82 for diluted earnings per common share for the year ended 2012. Return on assets was .66% and return on average tangible common equity was 7.42% for the year ended 2013 compared to .50% and 5.47% respectively, for the year ended 2012.

Other financial highlights for the fourth quarter ended December 31, 2013 included:

  MutualFirst Financial fully redeemed the remaining preferred shares held by the United States Treasury as part of the Small Business Lending Fund (SBLF) with no dilution to common shareholders.  MutualFirst redeemed $7.2 million in April of 2013.
  Tangible common equity increased to 7.91% and tangible book value increased to $15.46 as of December 31, 2013 compared to 7.62% and $15.33, respectively, as of December 31, 2012.
  Non-performing assets decreased $3.5 million, or 17% in the fourth quarter of 2013 and $14.4 million, or 46% compared to December 31, 2012.
  Net charge offs on an annualized basis were 0.04% in the fourth quarter of 2013 compared to 0.35% in the same period of 2012.  Net charge offs for the year ended 2013 were 0.40% compared to 0.71% for year ended 2012.
  Net interest margin was 3.17% for the fourth quarter of 2013 compared to 3.04% in the same period of 2012.
  Provision for loan losses was a recovery of $950,000 in the fourth quarter of 2013 compared to a provision $1.4 million in the fourth quarter of 2012.  The decrease was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which factors in the reduction of non-performing assets and net charge offs.  Provision for loan losses in 2013 was $1.3 million compared to $6.0 million in 2012.
  Non-interest income for the quarter ended December 31, 2013 decreased $1.3 million compared to the same period in 2012, primarily due to gains on the sale of investments and loans in the fourth quarter of 2012 that were not repeated in 2013.   On a linked quarter basis, non-interest income decreased $94,000 primarily due to gains on sale of investments in the third quarter of 2013 that were not repeated in the fourth quarter.
  Non-interest expense for the fourth quarter of 2013 increased $67,000 over the same period in 2012 and increased $1.5 million over the linked quarter.  The increase on a linked quarter basis was primarily due to one-time reductions in health insurance due to lower claims and property taxes due to reassessments in the third quarter of 2013 that were not repeated in the fourth quarter of 2013.

"We are pleased with the earnings momentum that was created in 2013," said David W. Heeter, President and CEO. "The ability to redeem SBLF, improve asset quality and maintain expenses are all key factors in continuing our earnings momentum."

Balance Sheet

Assets decreased $29.9 million as of December 31, 2013 compared to December 31, 2012, primarily due to the $24.3 million decrease in cash and investments to fund the redemption of the preferred stock issued to participate in SBLF. Loans and loans held for sale declined $9.4 million in 2013. First lien mortgage loans have decreased $6.2 million in 2013 as mortgage refinance activities slowed. The consumer loan portfolio declined $3.9 million, offset by an increase in commercial loans of $3.9 million in 2013. To help mitigate interest rate risk, the Bank has sold its 15 and 30 year fixed rate mortgage loan production in the secondary market. In 2013, the Bank sold $70.5 million in fixed rate mortgage loans compared to $45.3 million during 2012.

Deposits decreased by $70.9 million as of December 31, 2013 compared to December 31, 2012, however, the Bank continues to see growth in core transactional accounts. The increase in the core transactional accounts was $35.1 million, while certificates of deposit decreased $106.1 million in 2013. Core transactional deposits increased to 58% of the Bank's total deposits as of December 31, 2013 compared to 51% as of December 31, 2012. The Bank allowed higher costing certificates of deposit to run off as it was able to meet its funding needs through the increase in core transactional accounts and lower cost borrowings.

Allowance for loan losses decreased by $2.6 million, to $13.4 million as of December 31, 2013 compared to December 31, 2012 as the Bank's specific allocation on impaired loans declined by $1.4 million primarily through charge offs of those specific allocations. Net charge offs in the fourth quarter of 2013 were $92,000, or 0.04% of total loans on an annualized basis. Net charge offs for 2013 were $3.9 million, or .40% of total loans. The allowance for loan losses to non-performing loans as of December 31, 2013 increased to 156.15% compared to 67.72% as of December 31, 2012. The allowance for loan losses to total loans as of December 31, 2013 was 1.37%, a decrease from 1.63% as of December 31, 2012. Non-performing loans to total loans at December 31, 2013 declined to 0.88% compared to 2.40% at December 31, 2012. Non-performing assets to total assets declined to 1.22% at December 31, 2013 compared to 2.21% at December 31, 2012. Heeter commented, "We have seen remarkable improvement in our asset quality, and continue to feel our allowance appropriately reflects the risk in our portfolio."

Stockholders' equity was $111.6 million at December 31, 2013, a decrease of $27.9 million from December 31, 2012. This decrease was due primarily to the redemption of the preferred stock in the SBLF of $28.9 million. Other reductions in stockholders' equity included unrealized losses of $6.2 million on the investment portfolio and dividend payments of $1.7 million to common shareholders and $1.3 million to preferred shareholders. These decreases were partially offset by net income of $9.2 million. The Company's tangible book value per share as of December 31, 2013 increased to $15.46 compared to $15.33 as of December 31, 2012 and the tangible common equity ratio was 7.91% as of December 31, 2013 compared to 7.62% as of December 31, 2012. The Company's and the Bank's risk-based capital ratios were in excess of "well-capitalized" levels as defined by all applicable regulatory standards as of December 31, 2013.

Income Statement

Net interest income before the provision for loan losses increased $93,000 for the quarter ended December 31, 2013 compared to the same period in 2012. The increase was a result of an improvement in net interest margin of 13 basis points, partially offset by a decline in average earning assets of $39.0 million. On a linked quarter basis, net interest income before the provision for loan losses decreased $36,000, primarily due to a decrease in average earning assets of $2.9 million and net interest margin staying the same.

Net interest income before the provision for loan losses decreased $201,000 for 2013 compared to 2012. The decrease was a result of a decline in average earning assets of $40.1 million, partially offset by an increase in net interest margin of 11 basis points.

The provision for loan losses for the fourth quarter of 2013 was a recovery of $950,000 compared to a provision of $1.4 million during last year's comparable period. The decrease was due to management's ongoing evaluation of the adequacy of the allowance for loan losses, which was partially attributable to net charge offs decreasing to $92,000, or 0.04% of loans on an annualized basis in the fourth quarter of 2013 compared to net charge offs of $848,000, or 0.35% of loans on an annualized basis in the fourth quarter of 2012. Credit quality also has improved substantially in 2013, resulting in a lower provision.

The provision for loan losses for 2013 decreased to $1.3 million compared to $6.0 million during 2012. The decrease was primarily due to a reduction in net charge offs to $3.9 million in 2013 compared to net charge offs of $6.8 million in 2012. Non-performing loans decreased $15.1 million, or 64% as of December 31, 2013 compared to December 31, 2012.

Non-interest income for the fourth quarter of 2013 was $3.2 million, a decrease of $1.3 million compared to the fourth quarter of 2012. Gain on sale of investments decreased $1.3 million and gain on sale of loans decreased $283,000 in the fourth quarter of 2013 compared to the same period in 2012. This decrease was partially offset by an increase in commission income of $177,000. On a linked quarter basis, non-interest income decreased $94,000 primarily due to gain on sale of investments in the third quarter not being repeated in the fourth quarter of 2013.

Non-interest income for 2013 was $13.6 million, a decrease of $2.0 compared to 2012. Gain on sale of investments decreased by $2.0 million and gain on sale of loans decreased by $1.0 million. While more mortgage loans were sold in 2013 compared to 2012, rates increased throughout the year reducing the gains in the portfolio. Service fees on deposit accounts declined by $503,000 primarily due to reduced overdraft fee income. These decreases were partially offset by increases in commission income of $460,000, a $244,000 reduction in losses on sale of other real estate and the recovery of mortgage servicing rights of $665,000.

Non-interest expense increased $67,000 when comparing the fourth quarter of 2013 with that of 2012. The increase was primarily due to increases in salaries and benefits of $703,000. This increase was due to higher health insurance premiums of $337,000 due to large claims in the quarter and a reduction of $201,000 on compensation deferred due to fewer loan originations when compared to the fourth quarter of 2012. Other expenses declined by $670,000 primarily due to a prepayment penalty of $804,000 related to the prepayment of FHLB advances in the fourth quarter of 2012 that was not repeated in 2013. On a linked quarter, non-interest expense increased $1.5 million primarily due to one-time property tax refunds and a reduction in our health insurance costs in the third quarter of 2013. Salary expense increased on a linked quarter basis as salary accruals increased due to the achievement of certain financial targets for management and other employees.

Non-interest expense decreased $578,000 when comparing 2013 with 2012. Other expense decreased by $739,000 primarily due to the one-time penalty on FHLB advances in 2012 as described above. Salaries and benefits increased $1.2 million due primarily to $645,000 in annual salary increases and incentive payouts and a reduction of $415,000 in compensation deferral due to fewer originated loans compared to 2012.

"We believe we have been able to enhance shareholder value in 2013 and our objective is to continue the momentum that was created in 2013," Heeter added.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution. The company has thirty full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank is a leading mortgage lender in each of the market areas it serves, and provides a full range of financial services including business banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST Financial, Inc.

	December 31,	September 30,	December 31,
Balance Sheet (Unaudited):	2013	2013	2012
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$25,285	$31,940	$32,778
Investment securities - AFS	264,348	274,534	281,197
Loans held for sale	1,888	993	5,106
Loans, gross	979,378	978,958	985,583
Allowance for loan loss	(13,412)	(14,454)	(16,038)
Net loans	965,966	964,504	969,545
Premise and equipment	31,471	31,646	32,240
FHLB of Indianapolis stock	14,391	14,391	14,391
Investment in limited partnerships	2,092	2,220	2,603
Cash surrender value of life insurance	49,843	49,389	48,410
Prepaid FDIC premium	0	0	1,647
Core deposit and other intangibles	1,629	1,803	2,411
Deferred income tax benefit	18,434	17,739	15,913
Foreclosed real estate/Other repossessed assets	8,428	7,063	7,700
Other assets	8,744	8,784	8,517
Total assets	$1,392,519	$1,405,006	$1,422,458

Liabilities and Stockholders' Equity
Deposits	$1,113,084	$1,149,717	$1,184,009
FHLB advances	142,928	96,728	74,675
Other borrowings	10,890	11,069	11,606
Other liabilities	13,976	14,921	12,675
Stockholders' equity	111,641	132,571	139,493
Total liabilities and stockholders' equity	$1,392,519	$1,405,006	$1,422,458

	Three Months	Three Months	Three Months		Twelve Months	Twelve Months
	Ended	Ended	Ended		Ended	Ended
	December 31,	September 30,	December 31,		December 31,	December 31,
Income Statement (Unaudited):	2013	2013	2012		2013	2012
	(000)	(000)	(000)		(000)	(000)

Total interest income	$12,847	$13,041	$13,431		$51,667	$55,348
Total interest expense	2,643	2,801	3,320		11,224	14,704

Net interest income	10,204	10,240	10,111		40,443	40,644
Provision for loan losses	(950)	750	1,350		1,300	6,025
Net interest income after provision
for loan losses	11,154	9,490	8,761		39,143	34,619

Non-interest income
Fees and service charges	1,607	1,447	1,616		5,989	6,492
Net gain (loss) on sale of investments	0	453	1,256		835	2,831
Other than temporary impairment of securities	0	0	0		0	0
Equity in losses of limited partnerships	(116)	(84)	(127)		(453)	(498)
Commissions	1,157	1,041	980		4,354	3,894
Net gain (loss) on loan sales	198	84	481		852	1,870
Net servicing fees	86	63	(77)		556	(203)
Increase in cash surrender value of life insurance	454	321	334		1,396	1,351
Gain (loss) on sale of other real estate and repossessed assets	(267)	(108)	(41)		(320)	(564)
Other income	61	57	86		343	351
Total non-interest income	3,180	3,274	4,508		13,552	15,524

Non-interest expense
Salaries and benefits	6,128	5,282	5,425		22,492	21,335
Occupancy and equipment	1,401	993	1,329		5,056	5,162
Data processing fees	349	326	361		1,431	1,539
Professional fees	421	318	428		1,394	1,616
Marketing	368	386	388		1,464	1,602
Deposit insurance	254	251	321		1,145	1,260
Software subscriptions and maintenance	382	391	325		1,452	1,471
Intangible amortization	174	186	217		782	962
Repossessed assets expense	244	180	190		773	881
Other expenses	951	887	1,621		3,698	4,437
Total non-interest expense	10,672	9,200	10,605		39,687	40,265

Income before taxes	3,662	3,564	2,664		13,008	9,878
Income tax provision	1,023	1,092	661		3,808	2,632
Net income	2,639	2,472	2,003		9,200	7,246
Preferred stock dividends and amortization	346	271	362		1,257	1,446
Net income available to common shareholders	$2,293	$2,201	$1,641		$7,943	$5,800

Pretax preprovision earnings	$2,366	$4,043	$3,652		$13,051	$14,457

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		12/31/2013			12/31/2012
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$23,264	$10	0.17%	$21,374	$12	0.22%
Mortgage-backed securities:
Available-for-sale	216,651	1,459	2.69	277,819	1,767	2.54
Investment securities:
Available-for-sale	57,023	366	2.57	38,557	189	1.96
Loans receivable	978,201	10,886	4.45	976,411	11,336	4.64
Stock in FHLB of Indianapolis	14,391	126	3.50	14,391	127	3.53
Total interest-earning assets (1)	1,289,530	12,847	3.99	1,328,552	13,431	4.04
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	111,206			114,964
Total assets	$1,400,736			$1,443,516

Interest-Bearing Liabilities:
Demand and NOW accounts	$268,827	163	0.24	$257,302	203	0.32
Savings deposits	118,618	3	0.01	108,183	6	0.02
Money market accounts	118,958	78	0.26	96,975	83	0.34
Certificate accounts	486,050	1,840	1.51	583,791	2,449	1.68
Total deposits	992,453	2,084	0.84	1,046,251	2,741	1.05
Borrowings	121,099	559	1.85	110,210	579	2.10
Total interest-bearing accounts	1,113,552	2,643	0.95	1,156,461	3,320	1.15
Non-interest bearing deposit accounts	143,639			133,023
Other liabilities	14,135			14,941
Total liabilities	1,271,326			1,304,425
Stockholders' equity	129,410			139,091
Total liabilities and stockholders' equity	$1,400,736			$1,443,516

Net earning assets	$175,978			$172,091

Net interest income		$10,204			$10,111

Net interest rate spread			3.04%			2.90%

Net yield on average interest-earning assets			3.17%			3.04%

Average interest-earning assets to
average interest-bearing liabilities			115.80%			114.88%

	Three Months	Three Months	Three Months		Twelve	Twelve Months
	Ended	Ended	Ended		Ended	Ended
	December 31,	September 30,	December 31,		December 31,	December 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2013	2013	2012		2013	2012

Share and per share data:
Average common shares outstanding
Basic	7,107,294	7,088,660	6,991,044		7,070,643	6,951,727
Diluted	7,314,436	7,265,107	7,122,459		7,251,584	7,055,684
Per common share:
Basic earnings	$0.32	$0.31	$0.23		$1.12	$0.83
Diluted earnings	$0.31	$0.30	$0.23		$1.10	$0.82
Dividends	$0.06	$0.06	$0.06		$0.24	$0.24

Dividend payout ratio	19.35%	20.00%	26.09%		21.82%	29.27%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(2)	0.75%	0.71%	0.56%		0.66%	0.50%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(2)	8.48%	8.17%	6.10%		7.42%	5.47%
Interest rate spread information:
Average during the period(2)	3.04%	3.03%	2.90%		2.99%	2.89%

Net interest margin(2)(3)	3.17%	3.17%	3.04%		3.13%	3.05%

Efficiency Ratio	79.74%	68.08%	72.54%		73.50%	71.69%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	115.80%	116.06%	114.88%		115.79%	114.33%

Allowance for loan losses:
Balance beginning of period	$14,454	$15,701	$15,536		$16,038	$16,815
Charge offs:
One- to four- family	170	274	249		886	1,901
Commercial real estate	28	1,541	240		1,834	3,603
Consumer loans	176	104	434		940	1,608
Commercial business loans	4	172	0		879	890
Sub-total	378	2,091	923		4,539	8,002

Recoveries:
One- to four- family	217	30	40		273	239
Commercial real estate		2	1		16	375
Consumer loans	32	54	32		271	375
Commercial business loans	37	8	2		53	211
Sub-total	286	94	75		613	1,200

Net charge offs	92	1,997	848		3,926	6,802
Additions charged to operations	(950)	750	1,350		1,300	6,025
Balance end of period	$13,412	$14,454	$16,038		$13,412	$16,038

Net loan charge-offs to average loans (2)	0.04%	0.82%	0.35%		0.40%	0.71%

	December 31,	September 30,	December 31,
	2013	2013	2012

Total shares outstanding	7,117,179	7,102,372	7,055,502
Tangible book value per share	$15.46	$15.36	$15.33
Tangible common equity to tangible assets	7.91%	7.78%	7.62%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$4,040	$5,508	$10,791
Commercial real estate	2,452	5,136	8,439
Consumer loans	799	1,198	2,865
Commercial business loans	1,109	1,270	1,315
Total non-accrual loans	8,400	13,112	23,410
Accruing loans past due 90 days or more	189	390	273
Total nonperforming loans	8,589	13,502	23,683
Real estate owned	8,150	6,750	6,945
Other repossessed assets	283	312	755
Total nonperforming assets	$17,022	$20,564	$31,383

Performing restructured loans (4)	$10,016	$9,588	9,664

Asset Quality Ratios:
Non-performing assets to total assets	1.22%	1.46%	2.21%
Non-performing loans to total loans	0.88%	1.38%	2.40%
Allowance for loan losses to non-performing loans	156.15%	107.05%	67.72%
Allowance for loan losses to loans receivable	1.37%	1.48%	1.63%

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(2) Ratios for the three month periods have been annualized.

(3) Net interest income divided by average interest earning assets.

(4) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945